Exhibit 5.1

Thomas J. Craft, Jr., LLC Attorney at Law 5420 North Ocean Drive, Suite 2102 Singer Island, FL 33404 Tel: 561-317-7036 – Fax: 561-848-2279

December 11, 2013

U.S. Securities and Exchange Commission
100 F Street, NW
Washington, DC 20549

Re:	American International Industries, Inc.
Commission File No. 001-33640
Registration Statement on Form S-8

Gentlemen:Ladies and Gentlemen:

As counsel to American International Industries, Inc., a Nevada corporation (the “Company”), I am familiar with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement relates to the registration by the Company of 100,000 shares (the “Shares”) of its common stock, $0.001 par value (“Common Stock”), pursuant to the Company's 2013 Employee Incentive Plan (the "Plan").

In arriving at the opinion expressed below, I have examined and relied on the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to my firm by the Company, the Registration Statement and the Plan. In addition, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such examination of law, as I have deemed appropriate as a basis for the opinion expressed below. Further, I assume that all Shares to be granted or issued pursuant to the Plan will be issued in accordance with the applicable terms of the Plan and that the Shares will be issued for valid consideration equal to or in excess of the par value thereof.

In rendering the opinion expressed below, I express no opinion other than as to the federal laws of the United States, the Nevada Revised Statutes, including the statutory provisions contained therein, and the reported judicial decisions interpreting these provisions.

Based upon and subject to the foregoing and the other matters set forth herein, it is my opinion that the Shares, when issued and delivered pursuant to the Plan will be validly issued, fully-paid and nonassessable.

This opinion is to be used only in connection with the Shares issued pursuant to the Registration Statement while the Registration Statement is in effect. This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without my prior written consent.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/Thomas J. Craft, Jr., LLC